Exhibit 10.1

Document A102TM – 2007
Standard Form of Agreement Between Owner and Contractor where the basis of payment is the Cost of the Work Plus a Fee with a Guaranteed Maximum Price

AGREEMENT made as of the 8th day of June in the year 2010
(In words, indicate day, month and year.)
BETWEEN the Owner:
(Name, address and other information)
Washington Gas Light Company
6801 Industrial Blvd.
Springfield, Virginia 22151
and the Contractor:
(Name, address and other information)
Hitt Contracting Inc.
2900 Fairview Park Drive
Falls Church, Virginia 22042
for the following Project:
(Name, location and detailed description)
The Springfield Operations Center as represented in the drawings and specifications
The Architect:
(Name, address and other information)
Fox Architects
1121 14th Street, NW
3rd Floor
Washington, D.C. 20005
The Owner and Contractor agree as follows.
ADDITIONS AND DELETIONS:
The author of this document has added information needed for its completion. The author may also have revised the text of the original AIA standard form. An Additions and Deletions Report that notes added information as well as revisions to the standard form text is available from the author and should be reviewed. A vertical line in the left margin of this document indicates where the author has added necessary information and where the author has added to or deleted from the original AIA text.
This document has important legal consequences. Consultation with an attorney is encouraged with respect to its completion or modification.
This document is not intended for use in competitive bidding.
AIA Document A201™–2007, General Conditions of the Contract for Construction, is adopted in this document by reference. Do not use with other general conditions unless this document is modified.

Init. /	AIA Document A102™ — 2007 (formerly A111™ — 1997). Copyright © 1920, 1925, 1951, 1958, 1961, 1963, 1967, 1974, 1978, 1987, 1997 and 2007 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 11:40:30 on 06/08/2010 under Order No.3070003063_1 which expires on 03/08/2011, and is not for resale.		1
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TABLE OF ARTICLES
1	THE CONTRACT DOCUMENTS

2	THE WORK OF THIS CONTRACT

3	RELATIONSHIP OF THE PARTIES

4	DATE OF COMMENCEMENT AND SUBSTANTIAL COMPLETION

5	CONTRACT SUM

6	CHANGES IN THE WORK

7	COSTS TO BE REIMBURSED

8	COSTS NOT TO BE REIMBURSED

9	DISCOUNTS, REBATES AND REFUNDS

10	SUBCONTRACTS AND OTHER AGREEMENTS

11	ACCOUNTING RECORDS

12	PAYMENTS

13	DISPUTE RESOLUTION

14	TERMINATION OR SUSPENSION

15	MISCELLANEOUS PROVISIONS

16	ENUMERATION OF CONTRACT DOCUMENTS

17	INSURANCE AND BONDS
ARTICLE 1 THE CONTRACT DOCUMENTS
The Contract Documents consist of this Agreement, Conditions of the Contract (General, Supplementary and other Conditions), Drawings, Specifications, Addenda issued prior to execution of this Agreement, other documents listed in this Agreement and Modifications issued after execution of this Agreement, all of which form the Contract, and are as fully a part of the Contract as if attached to this Agreement or repeated herein. The Contract represents the entire and integrated agreement between the parties hereto and supersedes prior negotiations, representations or agreements, either written or oral. If anything in the other Contract Documents, other than a Modification, is inconsistent with this Agreement, this Agreement shall govern.
ARTICLE 2 THE WORK OF THIS CONTRACT
The Contractor shall fully execute the Work described in the Contract Documents, except as specifically indicated in the Contract Documents to be the responsibility of others.
ARTICLE 3 RELATIONSHIP OF THE PARTIES
The Contractor accepts the relationship of trust and confidence established by this Agreement and covenants with the Owner to cooperate with the Architect and Owner and exercise the Contractor’s skill and judgment in furthering the interests of the Owner; to furnish efficient business administration and supervision; to furnish at all times an adequate supply of workers and materials; and to perform the Work in an expeditious and economical manner consistent with the Owner’s interests. The Owner agrees to furnish and approve, in a timely manner, information

Init. /	AIA Document A102™ — 2007 (formerly A111™ — 1997). Copyright © 1920, 1925, 1951, 1958, 1961, 1963, 1967, 1974, 1978, 1987, 1997 and 2007 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 11:40:30 on 06/08/2010 under Order No.3070003063_1 which expires on 03/08/2011, and is not for resale.		2
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required by the Contractor and to make payments to the Contractor in accordance with the requirements of the Contract Documents.
ARTICLE 4 DATE OF COMMENCEMENT AND SUBSTANTIAL COMPLETION
§ 4.1 The date of commencement of the Work shall be the date of this Agreement unless a different date is stated below or provision is made for the date to be fixed in a notice to proceed issued by the Owner.
Excepting the Pre-Construction Services which commenced on or about February 3, 2010, the date of commencement of the Work shall be established based upon a written authorization to proceed (“Authorization to Proceed”) from Owner to Contractor. Pre-Construction Services shall include bidding the Construction Documents to subcontractors and suppliers; including such services as delineated in paragraphs 3.1 through 3.5 of the Scope of Services in the RFP issued by Washington Gas and Articles 10 herein. Contractor is not authorized to obligate Owner to any cost of the Work without Owner’s express written approval.
Should the Owner elect not to issue the Authorization to Proceed for any reason during or subsequent to the completion of Preconstruction Services (effectively canceling the project), the Owner agrees to pay the Contractor Ninety-Thousand Dollars ($90,000) for the Preconstruction Services performed by Contractor. In the event the Owner issues the Authorization to Proceed (effectively proceeding with the project), then Owner shall only pay Forty-Thousand Dollars ($40,000) to the Contractor for the Contractor’s performance of Pre-Construction Services.
If, prior to commencement of the Work, the Owner requires time to file mortgages and other security interests, the Owner’s time requirement shall be as follows:
not applicable
§ 4.2 The Contract Time shall be measured from the date of commencement.
§ 4.3 The Contractor shall achieve Substantial Completion of the Work as follows:
The date of Substantial Completion for each Portion of the Work shall be mutually agreed upon between Owner and Contractor and shall be established in the Authorization to proceed issued by Owner.

Portion of Work	Substantial Completion date
Sitework	As Established in the Authorization to Proceed
Industrial Building	As Established in the Authorization to Proceed
Parking Garage	As Established in the Authorization to Proceed
Office Building	As Established in the Authorization to Proceed
, subject to adjustments of this Contract Time as provided in the Contract Documents.
(Insert provisions, if any, for liquidated damages relating to failure to achieve Substantial Completion on time, or for bonus payments for early completion of the Work.)
not applicable
ARTICLE 5 CONTRACT SUM
§ 5.1 The Owner shall pay the Contractor the Contract Sum in current funds for the Contractor’s performance of the Contract. The Contract Sum is the Cost of the Work as defined in Article 7 plus the Contractor’s Overhead & Fee.
§ 5.1.1 The Contractor’s Overhead & Fee:
(State a lump sum, percentage of Cost of the Work or other provision for determining the Contractor’s Fee.)
[REDACTED]
§ 5.1.2 The method of adjustment of the Contractor’s Overhead & Fee for changes in the Work:

Init. /	AIA Document A102™ — 2007 (formerly A111™ — 1997). Copyright © 1920, 1925, 1951, 1958, 1961, 1963, 1967, 1974, 1978, 1987, 1997 and 2007 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 11:40:30 on 06/08/2010 under Order No.3070003063_1 which expires on 03/08/2011, and is not for resale.		3
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One and one quarter percent (1.25%) Contractor’s Overhead & Fee for all change orders which shall be applied to the net of both adds and deducts or increases or decreases in the Cost of the Work. Notwithstanding anything to the contrary contained herein, Contractor shall not charge any Contractor Overhead & Fee whatsoever for the first $500,000 in change order costs from subcontractors, self-performed work or suppliers, but shall charge only for the actual reasonable costs from subcontractors, self-performed work or suppliers; any and all of which shall be subject to Owner’s approval.
§ 5.1.3 Limitations, if any, on a Subcontractor’s overhead and profit for increases in the cost of its portion of the Work:
Ten percent (10%)
§5.1.4 Rental rates for Contractor-owned equipment shall not exceed Zero ( 0% ) of the standard rate paid at the place of the Project.
§ 5.1.5 Unit prices, if any:
(Identify and state the unit price; state the quantity limitations, if any, to which the unit price will be applicable.)

Item	Units and Limitations	Price Per Unit
To Be Determined, if applicable	To Be Determined, if applicable	To Be Determined, if applicable
§ 5.2 GUARANTEED MAXIMUM PRICE
§ 5.2.1 The Contract Sum is guaranteed by the Contractor not to exceed see below provisions         , subject to additions and deductions by Change Order as provided in the Contract Documents. The Contract Sum is referred to synonymously in the Contract Documents as the Contract Sum or the Guaranteed Maximum Price (“GMP”). Costs which would cause the Guaranteed Maximum Price to be exceeded shall be paid by the Contractor without reimbursement by the Owner.
(Paragraph deleted)
The GMP shall be expressly delineated in the Authorization to Proceed by Owner and shall be based upon the aggregate sum of the Best Qualified Bids (defined herein) from subcontractor and suppliers as each are approved by Owner plus Contractor’s General Conditions (which such General Conditions are delineated in Exhibit E-1 and E-2 attached hereto and made a part hereof), Contractor’s Overhead & Fee, Contingency as delineated herein and other Owner approved direct Contractor costs where no Overhead & Fee is charged (i.e., builder’s risk insurance, performance and payment bonds, permits, government inspection fees).
§ 5.2.2 The Guaranteed Maximum Price is based on the following alternates, if any, which are described in the Contract Documents and are hereby accepted by the Owner:
(Paragraph deleted)
The alternates are to-be-determined and will be established as part of the Authorization to Proceed.
§ 5.2.3 Allowances included in the Guaranteed Maximum Price, if any:
(Paragraph deleted)

Item	Price
Allowances, if any, are to-be-determined and shall be established as part of the Authorization to Proceed.
§ 5.2.4 Assumptions, if any, on which the Guaranteed Maximum Price is based:
Notwithstanding the Contingency noted in this Section 5.2.4, assumptions, if any, are to-be-determined and shall be established as part of the Authorization to Proceed.
Owner agrees to establish, as part of the GMP, a Contingency in the amount of Three Hundred Thousand Dollars ($300,000). The Contingency is established solely for the purpose to resolve Contractor claims with regards to

Init. /	AIA Document A102™ — 2007 (formerly A111™ — 1997). Copyright © 1920, 1925, 1951, 1958, 1961, 1963, 1967, 1974, 1978, 1987, 1997 and 2007 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 11:40:30 on 06/08/2010 under Order No.3070003063_1 which expires on 03/08/2011, and is not for resale.		4
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discrepancies (“Gaps in the Scope of Work”), to the extent any exist, between the Plans and Specifications and the GMP at the subcontractor and/or supplier level. Contractor shall use its commercially reasonable best efforts to obviate, mitigate or limit any such claims prior to seeking Owner’s approval to draw against the Contingency.
Any and all uses of the Contingency shall be subject to the Owner’s express approval prior to its use by Contractor. Any draw down by the Contractor of the Contingency, as approved by Owner, shall include Contractor’s Overhead & Fee, but shall not include additional Contractor General Conditions; unless expressly approved by Owner. Any remaining unused Contingency shall, at the final completion of the Project, be credited one-hundred percent (100%) to the Owner. Such Contingency is not part of any Shared Savings calculations. It is anticipated by Contractor and Owner that the Contingency is sufficient for the purposes expressed herein. Nonetheless and notwithstanding anything to the contrary contained herein, in the event that the Owner approved draw down on the Contingency is exhausted, the Contractor may seek from Owner additional contingency funds to cover other Gaps in the Scope of Work which shall be subject to Owner’s reasonable approval. Notwithstanding the Contingency noted above, the Owner shall carry within its Project budget other contingencies Owner deems appropriate in its sole and absolute discretion.
§ 5.2.5 To the extent that the Drawings and Specifications are anticipated to require further development by the Architect, the Contractor has provided in the Guaranteed Maximum Price for such further development consistent with the Contract Documents and reasonably inferable therefrom and as expressly approved by Owner. Such further development does not include such things as changes in scope, systems, kinds and quality of materials, finishes or equipment, all of which, if changed and required, shall be incorporated by Change Order.
§ 5.2.6 Shared Savings Between Owner and Contractor. Owner desires to incentivize the Contractor to help Owner to reduce the cost of the Work without diluting the functionality or workmanship quality of the completed Work. Any Shared Savings will accrue seventy-five percent (75%) to the benefit of the Owner and twenty-five percent (25%) to the benefit of the Contractor. Shared Savings are defined and determined as follows:
a)	Shared Savings are those savings derived solely from all subcontracted work including but not limited to suppliers and sundry vendors.

b)	Shared Savings shall be established in the following manner:
1.	Upon receipt of the initial bids for the Work from subcontractors and suppliers, Contractor shall recommend and Owner shall select the Best Qualified Bidder for each trade or work discipline. All selections shall be subject to Owner’s express approval and in Owner’s sole and absolute discretion.

2.	The Best Qualified Bidder from each trade and/or supplier discipline is the bidder which offers the best overall value to Owner taking into account cost, schedule, project team, supplier diversity — i.e., Minority Disadvantaged Business Enterprise (“MDBE”) status, ability to perform to Contractor’s and Owner’s expectations, and if any, clarifications and exceptions.

3.	The sum total of the Best Qualified Bidder from each trade and/or supplier discipline combined with Contractor’s General Conditions, Overhead & Fee and other Owner approved direct Contractor costs where no Overhead & Fee is charged (i.e., builder’s risk insurance, performance and payment bonds, permits, government inspection fees) shall establish the GMP; which shall become the Contract Sum. In no event shall the GMP be established as the Contract Sum without the Owner’s advance written approval; which Owner may withhold in its sole and absolute discretion.

4.	Upon establishment of the Contract Sum and Authorization to Proceed from Owner in part or in whole, Contractor shall endeavor, in good faith to ethically negotiate best and final prices (“BAFO Prices”) from the Best Qualified Bidders to reduce the cost of the Work to the Owner. The cumulative sum of the mathematical difference between each of the Best Qualified Bidders’ original bids and each of the BAFO Prices shall establish the Shared Savings.

5.	Contractor’s Overhead & Fee shall not be applied to or paid on top of any of Contractor’s Shared Savings.

6.	Contractor shall not be allowed to add costs or allowances of any kind to the original bids of the Best Qualified Bidders or to the BAFO Prices without the Owner’s advance written approval; which shall not be unreasonably withheld by the Owner.

Init. /	AIA Document A102™ — 2007 (formerly A111™ — 1997). Copyright © 1920, 1925, 1951, 1958, 1961, 1963, 1967, 1974, 1978, 1987, 1997 and 2007 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 11:40:30 on 06/08/2010 under Order No.3070003063_1 which expires on 03/08/2011, and is not for resale.		5
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6.	Contractor’s General Conditions, Overhead & Fee are not part of any Shared Savings calculations.

7.	Contractor’s allowances and/or contingencies are not part of any Shared Savings calculations. Any allowances or contingencies (to the extent the Owner allows and expressly approves any contingencies) not fully obligated or spent shall accrue one hundred percent (100%) to the Owner.

8.	Reductions in scope of Work which reduce the Contract Sum, as expressly approved by Owner and implemented by Contractor, are not a part of any Shared Savings calculations. Any savings resulting from such reductions in scope of Work shall accrue one hundred percent (100%) to the Owner. However, in such event, Contractor shall not have to credit to Owner and shall be entitled to keep its proportionate Overhead & Fee in the Contract Sum directly related to the proportionate value of the reduced Work by Owner.

9.	Self-performed work shall not be included in any Shared Savings calculation unless there is a direct benefit to the Owner and only upon Owner’s advance approval; which may be withheld in Owner’s sole and absolute discretion.
c)	Contractor shall not obligate, appropriate, use or draw down on any of Contractor’s portion of Shared Savings without the Owner’s advance written approval, which Owner may withhold in its sole and absolute discretion, except at the end of the project and in accordance with the procedures herein.

d)	Owner, at the sooner to occur of 120 calendar days from the Authorization to Proceed or the final establishment of the BAFO Prices for the Work, in its sole and absolute discretion, may use any and all of its portion of accrued Shared Savings (created through the Subcontractor Buy Out process) to pay for Owner approved change orders, or Owner may use any and all of Owner’s accrued portion of the Shared Savings to reduce the Contract Sum.

e)	There shall be no inequitable gain, unjust enrichment or benefit to the Contractor from the Shared Savings outside the express purpose and calculation of the Shared Savings as delineated herein.

f)	Contractor shall create, maintain and provide Owner a Shared Savings tracking report on an on-going basis but no less than once per month. Such tracking report will identify the date, source and amount of the savings by item and in total with Owner’s and Contractor’s cumulative savings clearly delineated.

g)	Contractor shall not be entitled to receive any of Contractor’s accrued Shared Savings until the final payment by Owner, unless otherwise expressly approved in advance and in writing by the Owner. Such Shared Savings reconciliation shall be part of the final payment application submitted by Contractor to Owner. Notwithstanding anything contained herein to the contrary, Owner may elect to authorize the disbursement to Contractor of fifty-percent (50%) of Contractor’s accrued Shared Savings at fifty-percent completion of the Work via a duly prepared and executed Application for Payment as approved by Owner. If Owner so elects, then the final fifty-percent (50%) of Contractor’s accrued Shared Savings shall be disbursed by Owner upon Final Completion of the Work via a duly prepared and executed Application for Payment as approved by Owner.
ARTICLE 6 CHANGES IN THE WORK
§ 6.1 Adjustments to the Guaranteed Maximum Price on account of changes in the Work may be determined by any of the methods listed in Section 7.3.3 of AIA Document A201–2007, General Conditions of the Contract for Construction; subject to Owner’s approval.
§ 6.2 In calculating adjustments to subcontracts the terms “cost” and “Fee” as used in Section 7.3.3.3 of AIA Document A201–2007 and the term “costs” as used in Section 7.3.7 of AIA Document A201–2007 shall have the meanings assigned to them in AIA Document A201–2007 and in Articles 5, 7 and 8 of this Agreement.
§ 6.3 In calculating adjustments to the Guaranteed Maximum Price, the terms “cost” and “costs” as used in the above-referenced provisions of AIA Document A201–2007 shall mean the Cost of the Work as defined in Article 7 of this Agreement and the term “Fee” shall mean the Contractor’s Overhead & Fee as defined in Section 5.1.1 of this Agreement.
§ 6.4 [Intentionally Omitted]

Init. /	AIA Document A102™ — 2007 (formerly A111™ — 1997). Copyright © 1920, 1925, 1951, 1958, 1961, 1963, 1967, 1974, 1978, 1987, 1997 and 2007 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 11:40:30 on 06/08/2010 under Order No.3070003063_1 which expires on 03/08/2011, and is not for resale.		6
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§ 6.5 Any Value Engineering that is accepted must be documented by the Architect and Engineer of Record with drawings and specifications as necessary to allow competitive pricing by the subcontractors.
ARTICLE 7 COSTS TO BE REIMBURSED
§ 7.1 COST OF THE WORK
§ 7.1.1 The term Cost of the Work shall mean costs necessarily incurred by the Contractor in the proper performance of the Work. Such costs shall be at rates not higher than the standard paid at the place of the Project except with prior consent of the Owner. The Cost of the Work shall include only the items set forth in this Article 7.
§ 7.1.2 Where any cost is subject to the Owner’s prior approval, the Contractor shall obtain this approval prior to incurring the cost.
§ 7.2 LABOR COSTS
§ 7.2.1 Wages of construction workers directly employed by the Contractor to perform the construction of the Work at the site or at off-site workshops as delineated in Exhibit E-1 General Conditions and Exhibit E-2 General Conditions attached hereto and made a part hereof. Such General Conditions includes all fringe benefits, general and administrative burden and any and all taxes or sundry costs of any kind applicable to Contractor’s employees excepting only Contractor’s Overhead & Fee.
§ 7.2.2 Wages or salaries of the Contractor’s supervisory and administrative personnel as delineated in Exhibit E-1 General Conditions and Exhibit E-2 General Conditions attached hereto and made a part hereof. Such General Conditions includes all fringe benefits, general and administrative burden and any and all taxes or sundry costs of any kind applicable to Contractor’s employees excepting only Contractor’s Overhead & Fee.
§ 7.2.3 Contractor represents and warrants to Owner that the staff and charges delineated in Exhibits E-1 and E-2 are sufficient to execute the Work using the Contractor’s best skill and attention. Excepting for changes in the Work approved by the Owner subsequent to the Authorization to Proceed, there shall be no increase in General Conditions charges.
(Paragraphs deleted)
§ 7.3 SUBCONTRACT COSTS
Payments made by the Contractor to Subcontractors in accordance with the requirements of this Agreement and the subcontracts.
§ 7.4 COSTS OF MATERIALS AND EQUIPMENT INCORPORATED IN THE COMPLETED CONSTRUCTION
§ 7.4.1 Costs, including transportation and storage, of materials and equipment incorporated or to be incorporated in the completed construction.
§ 7.4.2 Costs of materials described in the preceding Section 7.4.1 in excess of those actually installed to allow for reasonable waste and spoilage. Unused excess materials, if any, shall become the Owner’s property at the completion of the Work or, at the Owner’s option, shall be sold by the Contractor. Any amounts realized from such sales shall be credited to the Owner in a change order as a deduction from the Cost of the Work.
§ 7.5 COSTS OF OTHER MATERIALS AND EQUIPMENT, TEMPORARY FACILITIES AND RELATED ITEMS
§ 7.5.1 Costs of transportation, storage, installation, maintenance, dismantling and removal of materials, supplies, temporary facilities, machinery, equipment and hand tools not customarily owned by construction workers that are provided by the Contractor at the site and fully consumed in the performance of the Work all of which are provided by Contractor as part of its non-personnel costs as delineated in Exhibit E-1 General Conditions.
§ 7.5.2 Rental charges for temporary facilities, machinery, equipment and hand tools not customarily owned by construction workers that are provided by the Contractor from an arms-length unrelated third party equipment rental company at the site and costs of transportation, installation, minor repairs, dismantling and removal; which are provided by Contractor as part of its non-personnel costs to the extent delineated in Exhibit E-1 General Conditions..
§ 7.5.3 Costs of removal of debris from the site of the Work and its proper and legal disposal; some of which are provided by Contractor as part of its non-personnel costs as delineated in Exhibit E-1 General Conditions.

Init. /	AIA Document A102™ — 2007 (formerly A111™ — 1997). Copyright © 1920, 1925, 1951, 1958, 1961, 1963, 1967, 1974, 1978, 1987, 1997 and 2007 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 11:40:30 on 06/08/2010 under Order No.3070003063_1 which expires on 03/08/2011, and is not for resale.		7
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§ 7.5.4 Costs of document reproductions, facsimile transmissions and long-distance telephone calls, postage and parcel delivery charges, telephone service at the site and reasonable petty cash expenses of the site office all of which are provided by Contractor as part of its non-personnel costs as delineated in Exhibit E-1 General Conditions.
§ 7.5.5 [Intentionally Omitted]
§ 7.5.6 Beginning with the Authorization to Proceed, the general conditions costs delineated in Exhibit-1 General Conditions shall be billed monthly on a pro-rata basis over the entire schedule for the Work. For example, if the construction schedule approved by the Owner is seventy-five (75) weeks in duration, then the $1,600,000 of General Conditions costs are divided equally over that period and billed monthly on the basis of $21,333 per week.
In no event shall general conditions be charged beyond the Substantial Completion date(s) including but not limited to incomplete, corrective or warranty work.
§ 7.6 MISCELLANEOUS COSTS
§ 7.6.1 Premiums for that portion of bonds required by the Contract Documents that can be directly attributed to this Contract.
§ 7.6.2 Sales, use or similar taxes imposed by a governmental authority that are related to the Work and for which the Contractor is liable.
§ 7.6.3 Fees and assessments for the building permit and for other permits, licenses and inspections for which the Contractor is required by the Contract Documents, or at Owner’s request, to pay at cost without Contractor mark up.
§ 7.6.4 Fees of laboratories for tests required by the Contract Documents, except those related to defective or nonconforming Work for which reimbursement is excluded by Section 13.5.3 of AIA Document A201–2007 or by other provisions of the Contract Documents, and which do not fall within the scope of Section 7.7.3.
§ 7.6.5 Royalties and license fees paid for the use of a particular design, process or product required by the Contract Documents; the cost of defending suits or claims for infringement of patent rights arising from such requirement of the Contract Documents; and payments made in accordance with legal judgments against the Contractor resulting from such suits or claims and payments of settlements made with the Owner’s consent. However, such costs of legal defenses, judgments and settlements shall not be included in the calculation of the Contractor’s Overhead & Fee or subject to the Guaranteed Maximum Price. If such royalties, fees and costs are excluded by the last sentence of Section 3.17 of AIA Document A201–2007 or other provisions of the Contract Documents, then they shall not be included in the Cost of the Work.
§ 7.6.6 [Intentionally Omitted]
§ 7.6.7 Deposits lost for causes other than the Contractor’s negligence or failure to fulfill a specific responsibility in the Contract Documents.
§ 7.6.8 [Intentionally Omitted]
§7.6.9 [Intentionally Omitted]
§ 7.6.10 That portion of the reasonable expenses of the Contractor’s supervisory or administrative personnel incurred while traveling in discharge of duties connected with the Work all of which are provided by Contractor as part of non-personnel costs as delineated in Exhibit E-1 General Conditions (even if the value is $0 in such Exhibit, such costs are included by Contractor at no additional charge to Owner).
§ 7.7 OTHER COSTS AND EMERGENCIES
§ 7.7.1 Other costs incurred in the performance of the Work if, and to the extent, approved in advance in writing by the Owner.

Init. /	AIA Document A102™ — 2007 (formerly A111™ — 1997). Copyright © 1920, 1925, 1951, 1958, 1961, 1963, 1967, 1974, 1978, 1987, 1997 and 2007 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 11:40:30 on 06/08/2010 under Order No.3070003063_1 which expires on 03/08/2011, and is not for resale.		8
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§ 7.7.2 Costs incurred in taking action to prevent threatened damage, injury or loss in case of an emergency affecting the safety of persons and property, as provided in Section 10.4 of AIA Document A201–2007.
§ 7.7.3 Costs of repairing or correcting damaged or nonconforming Work executed by the Contractor, Subcontractors or suppliers, provided that such damaged or nonconforming Work was not caused by negligence or failure to fulfill a specific responsibility of the Contractor including but not limited to its Subcontractors, Suppliers or others under contract with the Contractor.
§ 7.8 RELATED PARTY TRANSACTIONS
§ 7.8.1 For purposes of Section 7.8, the term “related party” shall mean a parent, subsidiary, affiliate or other entity having common ownership or management with the Contractor; any entity in which any stockholder in, or management employee of, the Contractor owns any interest in excess often percent in the aggregate; or any person or entity which has the right to control the business or affairs of the Contractor. The term “related party” includes any member of the immediate family of any person identified above.
§ 7.8.2 If any of the costs to be reimbursed arise from a transaction between the Contractor and a related party, the Contractor shall notify the Owner of the specific nature of the contemplated transaction, including the identity of the related party and the anticipated cost to be incurred, before any such transaction is consummated or cost incurred. If the Owner, after such notification, authorizes the proposed transaction, then the cost incurred shall be included as a cost to be reimbursed, and the Contractor shall procure the Work, equipment, goods or service from the related party, as a Subcontractor, according to the terms of Article 10. If the Owner does not authorize the transaction, the Contractor shall procure the Work, equipment, goods or service from some person or entity other than a related party according to the terms of Article 10.
ARTICLE 8 COSTS NOT TO BE REIMBURSED
§ 8.1 The Cost of the Work shall not include the items listed below:
.1	Salaries and other compensation of the Contractor’s personnel stationed at the Contractor’s principal office or offices other than the site office, except as specifically provided in Section 7.2.;

.2	Expenses of the Contractor’s principal office and offices other than the site office;

.3	Overhead and general expenses, except as may be expressly included in Article 7;

.4	The Contractor’s capital expenses, including interest on the Contractor’s capital employed for the Work;

.5	Except as provided in Section 7.7.3 of this Agreement, costs due to the negligence or failure of the Contractor, Subcontractors and suppliers or anyone directly or indirectly employed by any of them or for whose acts any of them may be liable to fulfill a specific responsibility of the Contract;

.6	Any cost not specifically and expressly described in Article 7; and

.7	Costs, other than costs included in Change Orders approved by the Owner, that would cause the Guaranteed Maximum Price to be exceeded.
ARTICLE 9 DISCOUNTS, REBATES AND REFUNDS
§ 9.1 Cash discounts obtained on payments made by the Contractor shall accrue to the Owner if (1) before making the payment, the Contractor included them in an Application for Payment and received payment from the Owner, or (2) the Owner has deposited funds with the Contractor with which to make payments; otherwise, cash discounts shall accrue to the Contractor. Trade discounts, rebates, refunds and amounts received from sales of surplus materials and equipment shall accrue to the Owner, and the Contractor shall make provisions so that they can be obtained by Owner.
§ 9.2 Amounts that accrue to the Owner in accordance with the provisions of Section 9.1 shall be credited in a change order to the Owner as a deduction from the Cost of the Work.
ARTICLE 10 SUBCONTRACTS AND OTHER AGREEMENTS
§ 10.1 Those portions of the Work that the Contractor does not perform with the Contractor’s own personnel shall be performed under subcontracts or by other appropriate agreements with the Contractor. The Owner may designate specific persons from whom, or entities from which, the Contractor shall obtain bids. The Contractor shall submit to Owner in advance for Owner’s approval a list of subcontractors from which Contractor will seek bids. No

Init. /	AIA Document A102™ — 2007 (formerly A111™ — 1997). Copyright © 1920, 1925, 1951, 1958, 1961, 1963, 1967, 1974, 1978, 1987, 1997 and 2007 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 11:40:30 on 06/08/2010 under Order No.3070003063_1 which expires on 03/08/2011, and is not for resale.		9
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subcontractor may be invited to bid without the Owner’s advance approval. Furthermore, Contractor must obtain Owner’s advance approval of all subcontractor bid packages prepared by Contractor, including but not limited to instructions to bidders and bid forms. The Contractor shall obtain bids from Subcontractors and from suppliers of materials or equipment fabricated especially for the Work and shall deliver such bids to the Owner. Owner, at its sole election, may observe the receipt of bids at Contractor’s offices simultaneously with the submissions thereof. Contractor shall prepare for Owner’s review a comparative bid abstract analysis of the competitive bids by trade. Contractor shall review each bid to determine the best value to Owner and shall endeavor to ensure that there are no Gaps in Scopes of Work which are not covered by a respective subcontractor or supplier. The Owner shall then determine and have final approval, with the advice of the Contractor and the Architect and Owner’s consultants, as to which bids will be accepted. The Contractor shall not be required to contract with anyone to whom the Contractor has demonstrated reasonable objection.
§10.2
When a specific bidder (1) is recommended to the Contractor by the Owner; (2) is qualified to perform that portion of the Work; (3) is not objected to by the Contractor unless in good faith and for valid demonstrable reasons and (4) has submitted a bid that conforms to the requirements of the Contract Documents without reservations or exceptions, and the Owner requires that such bid be accepted, then the Contractor shall use such bid as part of establishing the Guaranteed Maximum Price.
§ 10.3 Subcontracts or other agreements shall conform to the applicable payment provisions of this Agreement, and shall not be awarded on the basis of cost plus a fee without the prior consent of the Owner. If the Subcontract is awarded on a cost-plus a fee basis, the Contractor shall provide in the Subcontract for the Owner to receive the same audit rights with regard to the Subcontractor as the Owner receives with regard to the Contractor in Article 11, below.
§ 10.4 The Contractor may elect to propose self-performed work. However, at Owner’s sole and absolute discretion, the Contractor will still be required to competitively bid such work to independent subcontractors. The Contractor agrees to submit its own sealed competitive bid directly to Owner no less than twenty-four (24) hours in advance of the subcontractor bid due date for any such work it proposes to self-perform. Any and all labor rates for self-performed work shall include full fringe benefit burden and all taxes.
Owner is not bound to use the Contractor’s own forces for any reason, and may require the Contractor to hire and engage a subcontractor(s) to perform the Work. Owner may install any natural gas piping, services, equipment or facilities itself.
ARTICLE 11 ACCOUNTING RECORDS
The Contractor shall keep full and detailed records and accounts related to the cost of the Work and exercise such controls as may be necessary for proper financial management under this Contract and to substantiate all costs incurred; particularly as it relates to MDBE expenditures. The accounting and control systems shall be satisfactory to the Owner. The Owner and the Owner’s auditors shall, during regular business hours and upon reasonable notice, be afforded access to within three (3) business days, and shall be permitted to audit and copy, the Contractor’s records and accounts, including complete documentation supporting accounting entries, books, correspondence, instructions, drawings, receipts, subcontracts, Subcontractor’s proposals, purchase orders, vouchers, memoranda, copies of checks and other data relating to this Contract. The Contractor shall preserve these records for a period of three years after final payment, or for such longer period as may be required by law.
ARTICLE 12 PAYMENTS
§ 12.1 PROGRESS PAYMENTS
§ 12.1.1 Based upon Applications for Payment submitted to the Architect by the Contractor and Certificates for Payment issued by the Architect, the Owner shall make progress payments on account of the Contract Sum to the Contractor as provided below and elsewhere in the Contract Documents.

Init. /	AIA Document A102™ — 2007 (formerly A111™ — 1997). Copyright © 1920, 1925, 1951, 1958, 1961, 1963, 1967, 1974, 1978, 1987, 1997 and 2007 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 11:40:30 on 06/08/2010 under Order No.3070003063_1 which expires on 03/08/2011, and is not for resale.		10
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§ 12.1.2 The period covered by each Application for Payment shall be one calendar month ending on the last day of the month.
§ 12.1.3 Provided that an Application for Payment is received by the Architect not later than the 25th day of a month, the Owner shall make payment of the certified amount to the Contractor not later than the 30th day of the following month. If an Application for Payment is received by the Architect after the application date fixed above, payment shall be made by the Owner not later than forty-five (45) days after the Architect receives the Application for Payment.
§ 12.1.4 [Intentionally Omitted]
§ 12.1.5 Each Application for Payment shall be based on the Owner approved schedule of values submitted by the Contractor in accordance with the Contract Documents. The schedule of values shall allocate the entire Guaranteed Maximum Price among the various portions of the Work in accordance with the subcontractor and supplier bids approved by the Owner, except that the Contractor’s Overhead & Fee and General Conditions each shall be shown as single separate items. The schedule of values shall be prepared in such form and supported by such data to substantiate its accuracy as the Owner and Architect may require. This schedule, unless objected to by the Owner and Architect, shall be used as a basis for reviewing the Contractor’s Applications for Payment.
§ 12.1.6 Applications for Payment shall show the percentage of completion of each portion of the Work as of the end of the period covered by the Application for Payment. The percentage of completion shall be the percentage of that portion of the Work which has actually been completed or for materials received and stored either in place (on-site) or off-site subject to Contractor’s fulfillment of all conditions outlined in the A201-General Conditions including but not limited to Articles 9.3.2 and 9.3.3 of the A201. Each Application for Payment must be submitted by Contractor to Owner with duly executed lien waivers and releases (in a form approved by Owner) for the Contractor and each of its Subcontractors, Suppliers or other sundry vendors. No payments shall be made by Owner for any value where a lien waiver and release is not provided with a Payment Application.
§ 12.1.7 Subject to other provisions of the Contract Documents, the amount of each progress payment shall be computed as follows:
.1	Take that portion of the Guaranteed Maximum Price properly allocable to completed Work as determined by multiplying the percentage of completion of each portion of the Work by the share of the Guaranteed Maximum Price allocated to that portion of the Work in the schedule of values less retainage often percent (10%). Pending final determination of cost to the Owner of changes in the Work, amounts not in dispute shall be included as provided in Section 7.3.9 of AIA Document A201–2007;

.2	Add that portion of the Guaranteed Maximum Price properly allocable to materials and equipment delivered and suitably stored at the site for subsequent incorporation in the Work, or if approved in advance by the Owner, suitably stored off the site at a location agreed upon in writing less retainage of ten percent (10%);

.3	Notwithstanding anything contained herein to the contrary, in all instances the amounts billed by Contractor in each Application for Payment against the Schedule of Values shall be based upon actual invoices received from Contractor’s Subcontractors and Suppliers as approved by Contractor.

.4	Add the Contractor’s General Conditions and Overhead & Fee, less retainage of ten percent (10%). The Contractor’s Overhead & Fee shall be computed upon the Cost of the Work at the rate stated in Section 5.1.1;

.5	[Intentionally Omitted];

.6	Subtract the aggregate of previous payments made by the Owner;

.7	Subtract the shortfall, if any, resulting from errors subsequently discovered by the Owner in such documentation; and

.8	Subtract amounts, if any, for which the Owner, Architect, or Owner’s Agent have withheld or nullified a Certificate for Payment as provided in Section 9.5 of AIA Document A201–2007.

Init. /	AIA Document A102™ — 2007 (formerly A111™ — 1997). Copyright © 1920, 1925, 1951, 1958, 1961, 1963, 1967, 1974, 1978, 1987, 1997 and 2007 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 11:40:30 on 06/08/2010 under Order No.3070003063_1 which expires on 03/08/2011, and is not for resale.		11
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§ 12.1.8 The Owner at its sole and absolute election, may reduce the retainage to five percent (5%) upon fifty-percent (50%) completion of the Work and/or Owner may elect to not withhold any retainage for any subcontractor whose work is finally completed and for which there is no outstanding incomplete punchlist items.
§ 12.1.9 In taking action on the Contractor’s Applications for Payment, the Architect shall be entitled to rely on the accuracy and completeness of the information furnished by the Contractor and shall not be deemed to represent that the Architect has made a detailed examination, audit or arithmetic verification of the documentation submitted in accordance with Section 12.1.4 or other supporting data; that the Architect has made exhaustive or continuous on-site inspections; or that the Architect has made examinations to ascertain how or for what purposes the Contractor has used amounts previously paid on account of the Contract. Such examinations, audits and verifications, if required by the Owner, will be performed by the Owner’s Agent or auditors acting in the sole interest of the Owner.
§12.2 FINAL PAYMENT
§ 12.2.1 Final payment, constituting the entire unpaid balance of the Contract Sum, shall be made by the Owner to the Contractor when
.1	the Contractor has fully performed the Contract except for the Contractor’s responsibility to correct Work as provided in Section 12.2.2 of AIA Document A201–2007, and to satisfy other requirements, if any, which extend beyond final payment;

.2	the Contractor has submitted all documentation (“as-builts”) and O&M manuals as required by the Contract Documents;

.3	the Contractor has provided all Owner/Operator training on equipment as required by the Contract Documents;

.4	the Contractor has submitted all final lien releases and waivers from itself and all subcontractors and suppliers;

.5	the Contractor has submitted a final accounting for the Cost of the Work including MDBE and Shared Savings accounting and a final Application for Payment; and

.6	a final Certificate for Payment has been issued by the Architect and approved by Owner.
§ 12.2.2 The Owner and/or the Owner’s auditors will review and report in writing on the Contractor’s final accounting within 30 days after delivery of the final accounting to the Owner and Architect by the Contractor. Based upon such Cost of the Work as the Owner and/or the Owner’s auditors report to be substantiated by the Contractor’s final accounting, and provided the other conditions of Section 12.2.1 have been met, the Architect will, within seven days after receipt of the written report of the Owner and/or the Owner’s auditors, either issue to the Owner a final Certificate for Payment with a copy to the Contractor, or notify the Contractor and Owner in writing of the Architect’s reasons for withholding a certificate as provided in Section 9.5.1 of the AIA Document A201–2007. The time periods stated in this Section 12.2.2 supersede those stated in Section 9.4.1 of the AIA Document A201–2007. The Architect is not responsible for verifying the accuracy of the Contractor’s final accounting.
§ 12.2.3 If the Owner and/or the Owner’s auditors report the Cost of the Work as substantiated by the Contractor’s final accounting to be less than claimed by the Contractor, the Contractor shall be entitled to request mediation of the disputed amount without seeking an initial decision pursuant to Section 15.2 of A201–2007. A request for mediation shall be made by the Contractor within 30 days after the Contractor’s receipt of a copy of the Architect’s final Certificate for Payment. Failure to request mediation within this 30-day period shall result in the substantiated amount reported by the Owner and/or the Owner’s auditors becoming binding on the Contractor. Pending a final resolution of the disputed amount, the Owner shall pay the Contractor the undisputed amount certified in the Architect’s final Certificate for Payment.
§ 12.2.4 The Owner’s final payment to the Contractor shall be made no later than forty five (45) days after the issuance of the Architect’s final Certificate for Payment.
§ 12.2.5 If, subsequent to final payment and at the Owner’s request, the Contractor incurs costs described in Article 7 and not excluded by Article 8 to correct defective or nonconforming Work, the Owner shall reimburse the Contractor such costs and the Contractor’s Overhead & Fee applicable thereto on the same basis as if such costs had been incurred prior to final payment, but not in excess of the Guaranteed Maximum Price. If the Contractor has

Init. /	AIA Document A102™ — 2007 (formerly A111™ — 1997). Copyright © 1920, 1925, 1951, 1958, 1961, 1963, 1967, 1974, 1978, 1987, 1997 and 2007 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 11:40:30 on 06/08/2010 under Order No.3070003063_1 which expires on 03/08/2011, and is not for resale.		12
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participated in savings as provided in Section 5.2, the amount of such savings shall be recalculated and appropriate credit given to the Owner in determining the net amount to be paid by the Owner to the Contractor.
ARTICLE 13 DISPUTE RESOLUTION
§ 13.1 INITIAL DECISION MAKER
The Architect or Owner’s agent, at Owner’s absolute election, shall serve as Initial Decision Maker pursuant to Section 15.2 of AIA Document A201–2007, unless the parties appoint below another individual, not a party to the Agreement, to serve as Initial Decision Maker.
(If the parties mutually agree, insert the name, address and other contact information of the Initial Decision Maker, if other than the Architect.)
§ 13.2 BINDING DISPUTE RESOLUTION
For any Claim subject to, but not resolved by mediation pursuant to Section 15.3 of AIA Document A201–2007, the method of binding dispute resolution shall be as follows:
(Check the appropriate box. If the Owner and Contractor do not select a method of binding dispute resolution below, or do not subsequently agree in writing to a binding dispute resolution method other than litigation, Claims will be resolved by litigation in a court of competent jurisdiction.)
☐

☑	Litigation in a court of competent jurisdiction

☐
ARTICLE 14 TERMINATION OR SUSPENSION
§ 14.1 Subject to the provisions of Section 14.2 below, the Contract may be terminated by the Owner or the Contractor as provided in Article 14 of AIA Document A201–2007.
§ 14.2 If the Owner terminates the Contract for cause as provided in Article 14 of AIA Document A201–2007, the amount, if any, to be paid to the Contractor under Section 14.2.4 of AIA Document A201–2007 shall not cause the Guaranteed Maximum Price to be exceeded, nor shall it exceed an amount calculated as follows:
.1	Take the Cost of the Work incurred by the Contractor to the date of termination;

.2	Add the Contractor’s Overhead & Fee computed upon the Cost of the Work to the date of termination at the rate stated in Section 5.1.1; and

.3	Subtract the aggregate of previous payments made by the Owner.
§ 14.3 The Owner shall also pay the Contractor fair compensation, either by purchase or rental at the election of the Owner, for any equipment owned by the Contractor that the Owner elects to retain and that is not otherwise included in the Cost of the Work under Section 14.2.1. To the extent that the Owner elects to take legal assignment of subcontracts and purchase orders (including rental agreements), the Contractor shall, as a condition of receiving the payments referred to in this Article 14, execute and deliver all such papers and take all such steps, including the legal assignment of such subcontracts and other contractual rights of the Contractor, as the Owner may require for the purpose of fully vesting in the Owner the rights and benefits of the Contractor under such subcontracts or purchase orders.
§ 14.4 The Work may be suspended by the Owner as provided in Article 14 of AIA Document A201–2007; in such case, the Guaranteed Maximum Price and Contract Time may be equitably adjusted as provided in Section 14.3.2 of AIA Document A201–2007, except that the term “profit” shall be understood to mean the Contractor’s Overhead & Fee as described in Section 5.1.1 of this Agreement.
§ 14.5 Notwithstanding anything contained herein to the contrary, the Owner may for any reason and at its sole and absolute election, terminate the Contract subsequent to the subcontractor and supplier bidding and prior to the Authorization to Proceed. In such event, the Owner shall owe the Contractor a total amount of only Ninety-

Init. /	AIA Document A102™ — 2007 (formerly A111™ — 1997). Copyright © 1920, 1925, 1951, 1958, 1961, 1963, 1967, 1974, 1978, 1987, 1997 and 2007 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 11:40:30 on 06/08/2010 under Order No.3070003063_1 which expires on 03/08/2011, and is not for resale.		13
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Thousand Dollars ($90,000) for Pre-Construction Services. If Owner has made partial payments against the Pre-Construction Services and there remains any amount outstanding and not paid against the $90,000, then Owner shall pay the remaining amount, but in no event more than the $90,000 in total, within 30 days of receipt of Contractor’s invoice for same. However, if Owner issues the Authorization to Proceed to Contractor, then Owner shall pay to Contractor only Forty-Thousand Dollars ($40,000) for Pre-Construction Services.
ARTICLE 15 MISCELLANEOUS PROVISIONS
§ 15.1 Where reference is made in this Agreement to a provision of AIA Document A201–2007 or another Contract Document, the reference refers to that provision as amended or supplemented by other provisions of the Contract Documents.
§ 15.2 Payments due and unpaid under the Contract shall bear interest from the date payment is due at the rate stated below, or in the absence thereof, at the legal rate prevailing from time to time at the place where the Project is located.
(Insert rate of interest agreed upon, if any.)
     Six percent (6%) per annum
§ 15.3 The Owner’s representative:
(Name, address and other information.)
Ralph E. Fisher
Division Head
Washington Gas
6801 Industrial Road
Springfield, Virginia 22151
§ 15.4 The Contractor’s representative:
(Name, address and other information.)
Jeremy S. Bardin
Executive Vice President
Hitt Contracting Inc.
2900 Fairview Park Drive
Falls Church, Virginia 22042
Or
Kim E. Roy
Vice President
HITT Contracting, Inc.
2900 Fairview Park Drive
Falls Church, VA 22042
§ 15.5 Neither the Owner’s nor the Contractor’s representative shall be changed without ten days’ written notice to the other party.
§ 15.6 Other provisions:
Confidentiality Contractor shall maintain in confidence any and all information regarding the Owner obtained or developed by Contractor in the course of performance of its obligations hereunder (“Confidential Information”). Confidential Information shall not include information that:
a.	is already known to Contractor and was properly obtained by Contractor prior to the effective date of this Agreement;

Init. /	AIA Document A102™ — 2007 (formerly A111™ — 1997). Copyright © 1920, 1925, 1951, 1958, 1961, 1963, 1967, 1974, 1978, 1987, 1997 and 2007 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 11:40:30 on 06/08/2010 under Order No.3070003063_1 which expires on 03/08/2011, and is not for resale.		14
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b.	is already in the public domain or becomes available to the public other than through a negligent act or omission or willful misconduct of the Contractor;

c.	is acquired in good faith from a third party and at the time of acquisition the Contractor had no knowledge or reason to believe that such information was wrongfully obtained or disclosed by the third party;

d.	is independently developed by Contractor from information not defined as “Confidential Information “ in this Agreement, as evidenced by Contractor’s written records or
Contractor shall not disclose any Confidential Information to any third party without the prior written consent of Owner. The fact that Owner is a client of Contractor is information within the meaning of this Section. All third parties must sign a confidentiality agreement with Owner prior to the disclosure by Contractor. Contractor shall, upon request by Owner and promptly upon the expiration of this Agreement, return to Owner any and all documents and materials regarding Owner that Contractor obtained from Owner during the course of the performance of this Agreement.
     Notwithstanding anything in this Agreement to the contrary, Contractor may disclose Confidential Information without Owner’s prior written consent when such disclosure by the Contractor is required under applicable law or by a valid subpoena or other court or governmental order, decree, regulation or rule; provided, however, that if disclosure is required under this provision, Contractor shall advise Owner of the requirement to disclose Confidential Information prior to such disclosure and as soon as reasonably practicable after Contractor becomes aware of such required disclosure; and further provided that upon the request of the Owner, the Contractor agrees to cooperate in good faith with and at the expense of the Owner in any reasonable and lawful actions which the Contractor takes to resist such disclosure, limit the information to be disclosed or limit the extent to which the information so disclosed may be used or made available to third parties.
     No party shall use the name or picture of any other party or of their property, in any public communication (printed, electronic, or photographic), including marketing materials, press releases, newpapers, or magazines (business, industry, trade), without the written consent of the party whose name is being used. Any request will allow at least five (5) business days for party to review and provide comments
ARTICLE 16 ENUMERATION OF CONTRACT DOCUMENTS
§ 16.1 The Contract Documents, except for Modifications issued after execution of this Agreement, are enumerated in the sections below.
§ 16.1.1 The Agreement is this executed AIA Document A102–2007, Standard Form of Agreement Between Owner and Contractor as modified.
§ 16.1.2 The General Conditions are AIA Document A201–2007, General Conditions of the Contract for Construction as modified.
§ 16.1.3 The Supplementary and other Conditions of the Contract:

Document	Title	Date	Pages

§ 16.1.4 The Specifications:
(Either list the Specifications here or refer to an exhibit attached to this Agreement.)
As delineated in Exhibit B attached to and made a part of this Agreement in the Authorization to Proceed
(Table deleted)
§16.1.5 The Drawings:
(Either list the Drawings here or refer to an exhibit attached to this Agreement.)
As delineated in Exhibit A attached to and made a part of this Agreement in the Authorization to Proceed

Init. /	AIA Document A102™ — 2007 (formerly A111™ — 1997). Copyright © 1920, 1925, 1951, 1958, 1961, 1963, 1967, 1974, 1978, 1987, 1997 and 2007 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 11:40:30 on 06/08/2010 under Order No.3070003063_1 which expires on 03/08/2011, and is not for resale.		15
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(Table deleted)
§ 16.1.6 The Addenda, if any:

Number	Date	Pages
As delineated in Exhibit C attached to and made a part of this Agreement in the Authorization to Proceed
(Paragraph deleted)
§ 16.1.7 Additional documents, if any, forming part of the Contract Documents:
(Paragraphs deleted)
.1	Other documents, if any, listed below:

RFP dated January 11, 2010 issued by Owner including any and all addenda or Owner answered RFI’s

Contractor’s RFP response dated January 25, 2010

In the event of a conflict in interpretation between this Agreement and any of the documents referenced herein or attached hereto and made a part hereof, then in all instances and events the strictest and best interpretation in the interests of the Owner shall prevail. Nonetheless, the priority of document interpretation is as follows:
1)	A-102 as modified herein with Exhibits

2)	A-201 as modified herein with Exhibits

3)	The Plans including Addenda

4)	The Specifications including Addenda

5)	GMP and applicable Clarifications as approved by Owner and attached to this Agreement as Exhibit F

6)	Owner issued answers to RFI’s during GC RFP bid period

7)	The Contractor’s RFP response issued January 25,2010

8)	The Owner’s RFP issued January 11, 2010
ARTICLE 17 INSURANCE AND BONDS
The Contractor shall purchase and maintain insurance and provide bonds as set forth in Article 11 of AIA Document A201–2007.
(State bonding requirements, if any, and limits of liability for insurance required in Article 11 of AIA Document A201–2007.)

Type of insurance or bond	Limit of liability or bond amount ($ 0.00)
Builder’s Risk Insurance	100% of Contract Sum at a minimum

A 100% Payment and Performance Bond Notwithstanding the aforementioned, Owner reserves the right, in its sole and absolute discretion, to determine whether or not the actual placement, execution and delivery of the Payment and Performance Bond will be required as a condition of the Authorization to Proceed. In any event Owner and Contractor shall require 100% Payment and Performance Bonds for each subcontractor, supplier or self-performed work in excess of Two Hundred Fifty
100% of Contract Sum

Init. /	AIA Document A102™ — 2007 (formerly A111™ — 1997). Copyright © 1920, 1925, 1951, 1958, 1961, 1963, 1967, 1974, 1978, 1987, 1997 and 2007 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 11:40:30 on 06/08/2010 under Order No.3070003063_1 which expires on 03/08/2011, and is not for resale.		16
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Type of insurance or bond	Limit of liability or bond amount ($ 0.00)
Thousand Dollars ($250,000) per contract; which at the subcontractor, supplier and self-performed work shall be a cost of the Work
This Agreement entered into as of the day and year first written above.

/s/ Adrian P. Chapman	/s/ Brett Hitt
OWNER (Signature)	CONTRACTOR (Signature)

Adrian P. Chapman	Brett Hitt
President and Chief Operating Officer	Co-President
(Printed name and title)	(Printed name and title)

Init. /	AIA Document A102™ — 2007 (formerly A111™ — 1997). Copyright © 1920, 1925, 1951, 1958, 1961, 1963, 1967, 1974, 1978, 1987, 1997 and 2007 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 11:40:30 on 06/08/2010 under Order No.3070003063_1 which expires on 03/08/2011, and is not for resale.		17
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